Exhibit 99.1

MEDIA RELEASE

American Campus Communities, Inc. Reports Fourth Quarter
and Year End 2018 Financial Results

Achieves 14th consecutive year of same store growth in rental rate, rental revenue and NOI.

AUSTIN, Texas -- (BUSINESS WIRE) - February 19, 2019 -- American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter and year ended December 31, 2018.

Highlights
Fourth Quarter 2018

▪	Reported net income attributable to ACC of $47.5 million or $0.34 per fully diluted share, versus $39.1 million or $0.28 per fully diluted share in the fourth quarter 2017.

▪	Increased FFOM to $100.2 million or $0.72 per fully diluted share, versus $100.1 million or $0.72 in the fourth quarter prior year.

▪
Grew same store net operating income (NOI) by 0.1 percent over the fourth quarter prior year with revenues increasing 2.2 percent and operating expenses increasing 5.3 percent primarily due to an increase in property taxes of 8.9 percent.

▪	Increased same store average physical occupancy to 97.1 percent for the fourth quarter 2018 compared to 96.7 percent for the fourth quarter 2017.

▪
Commenced construction on housing for the Disney College Program and a second phase development on the University of Southern California Health Sciences campus in Los Angeles, both American Campus Equity (ACE®) developments. Additionally, commenced construction on a third-party on-campus development project at the University of California, Riverside.

Full Year 2018

▪	Reported net income attributable to ACC of $117.1 million or $0.84 per fully diluted share, versus $69.0 million or $0.50 per fully diluted share for the full year 2017.

▪	Increased FFOM to $319.8 million or $2.31 per fully diluted share, compared to $317.9 million or $2.32 for the full year 2017.

▪
Increased same store NOI by 1.0 percent over the year ended December 31, 2017, with revenues increasing 1.9 percent and operating expenses increasing 3.0 percent, achieving the company’s 14th consecutive year of growth in same store NOI.

▪
Delivered 10 new owned development and presale development assets into service on schedule and on budget. The pedestrian-to-campus communities total $669.9 million in development cost, contain 6,986 beds and are located an average of one-tenth of a mile from their respective campuses.

▪	Awarded 10 new on-campus development projects including two ACE developments, seven third-party projects and one for which the transactions structure has yet to be determined.

▪
Continued construction on eight owned development and presale development projects totaling $874.8 million with deliveries in 2019 through 2021. The projects total approximately 9,000 beds with an average distance to campus of less than one-tenth of a mile.

▪
Completed $613.6 million of capital recycling activity through the sale of three owned assets and a 45 percent interest in a portfolio of owned assets. The collective transactions represented an economic cap rate of 4.3 percent based on in-place rental revenue, escalated trailing-12 operating expenses and historical average capital expenditures.

▪
Commenced construction on the first phase of the nation’s largest on-campus third-party student housing development project in history. The multi-phase project on the campus of the University of California, Riverside is anticipated to include as many as 6,000 beds and over $1 billion in development cost.

▪	In May, increased the common dividend to $1.84 per share on an annualized basis, an increase of 36 percent since 2012.

“2018 marked the 25th year for American Campus Communities and I extend my gratitude to every team member and partner who has played a role in the success of this organization through the years,” said Bill Bayless, American Campus Communities CEO. “It was also a good year in terms of value creation and strategic advancement. During 2018, we produced core growth in same store NOI, delivered 10 accretive development projects and completed another successful lease-up - setting the stage for accelerating growth in same store revenue and NOI in 2019. We also positioned the company well for longer-term growth by advancing our $1.2 billion development pipeline, executing on valuable capital recycling activities to prudently manage the balance sheet and continued investment in our proprietary Next-Gen operating platform. We were pleased to cap off the year with the groundbreaking of our monumental project at Walt Disney World® Resort for the Disney College Program.”
Fourth Quarter Operating Results
Revenue for the 2018 fourth quarter totaled $245.9 million, an increase of 8.0 percent from $227.6 million in the fourth quarter 2017, and operating income for the quarter totaled $67.5 million versus $63.1 million in the prior year fourth quarter. The increase in revenue and operating income was primarily due to growth resulting from an increase in average occupancy and rental rates for the 2018-2019 academic year and recently completed development properties. Net income for the 2018 fourth quarter totaled $47.5 million, or $0.34 per fully diluted share, compared with net income of $39.1 million, or $0.28 per fully diluted share, for the same quarter in 2017. FFO for the 2018 fourth quarter totaled $113.3 million, or $0.82 per fully diluted share, compared to $103.9 million, or $0.75 per fully diluted share for the same quarter in 2017. FFOM for the 2018 fourth quarter was $100.2 million, or $0.72 per fully diluted share, as compared to $100.1 million, or $0.72 per fully diluted share for the same quarter in 2017. A reconciliation of FFO and FFOM to net income is provided in Table 3.
Same store NOI was $106.6 million in the quarter, up 0.1 percent from $106.4 million in the 2017 fourth quarter. Same store revenues increased by 2.2 percent over the 2017 fourth quarter due to an increase in average occupancy and rental rates for the 2018-2019 academic year. Same store operating expenses increased by 5.3 percent over the prior year quarter primarily due to an increase in property taxes of 8.9 percent. NOI for the total owned portfolio increased 10.0 percent to $137.7 million for the quarter from $125.2 million in the comparable period of 2017. A reconciliation of same store NOI to total NOI is provided in Table 4.
Portfolio Update
Developments
Construction continues on the company’s $767.5 million development pipeline and $107.3 million presale development pipeline that includes expected deliveries in Fall 2019 through 2021. These projects are all core Class A assets located on campus or pedestrian to campus in their respective markets and remain on track to meet their targeted stabilized development yield in the range of 6.25 - 6.8 percent for developments and 5.75 - 6.25 percent for presale developments.

American Campus Equity (ACE)
During the quarter, the company commenced construction on Phases I-V of the ten-phase student housing development for the Disney College Program. Delivery of the phases under construction is scheduled to occur in stages beginning in May 2020 through August 2021. Construction on phases VI-X are scheduled to commence in 2019 and 2020 with staged deliveries scheduled to occur in 2022 and 2023. The project will serve the highly competitive student internship program, which has been part of Walt Disney World® Resort for almost 40-years, currently has over 70,000 annual applicants from current or recently graduated college students, with an acceptance rate of approximately 27 percent. The $614.6 million living-learning community will include ACC-designed units offering a variety of configurations and price points providing privacy and individuality for college student participants. The development will also include a new centralized 25,000-square-foot Disney Education Center located on site, offering college accredited coursework allowing participants to earn credit hours transferrable to their respective universities. The project will be located within the Flamingo Crossings® Town Center and will provide student residents with convenient dedicated bus transportation to all Walt Disney World® parks and resorts.
Subsequent to quarter end, the company commenced construction on Currie Hall II, a second phase ACE project on the University of Southern California Health Sciences campus in Los Angeles. The $42.0 million development expands on the highly successful initial ACE development, Currie Hall, which has averaged over 99.0 percent occupancy since opening in Fall 2016 with an annual waitlist exceeding 200 beds. In addition to excellent demand characteristics, the new development offers multi-asset market efficiency opportunities upon completion in Fall 2020.
Third-Party Services
During the quarter, the company closed on financing and commenced construction on a third-party on-campus development project with the University of California, Riverside. The 820-bed student residence hall and dining facility represent the first phase of a multi-phase development engagement that is anticipated to total approximately 6,000 beds. The company expects to earn $5.0 million in development fees throughout the first phase construction period with completion scheduled for Fall 2020.
The company advanced a previously announced on-campus redevelopment project with Drexel University. The project is now expected to be conducted as a third-party development, which will include redevelopment of approximately 400 beds of replacement housing and a new Drexel Honors college including associated academic space within the community.
Capital Markets
Subsequent to quarter end, the company expanded its senior unsecured revolving credit facility by utilizing the accordion feature, increasing the facility size to $1 billion from $700 million. The facility continues to have an accordion feature which allows the company to expand the facility by up to an additional $200 million, subject to the satisfaction of certain conditions. The revolving credit facility matures on March 15, 2022.
At-The-Market (ATM) Share Offering Program
The company did not sell any shares under the ATM during the quarter.
2019 Outlook
The company believes that the financial results for the fiscal year ending December 31, 2019 may be affected by, among other factors:

•	national and regional economic trends and events;

•	the success of leasing the company's owned properties for the 2019-2020 academic year;

•	the timing of acquisitions, dispositions or joint venture activity;

•	interest rate risk;

•	the timing of commencement and completion of construction on owned development projects;

•	the ability of the company to be awarded and the timing of the commencement of construction on third-party development projects;

•	university enrollment, funding and policy trends;

•	the ability of the company to earn third-party management revenues;

•	the amount of income recognized by the taxable REIT subsidiaries and any corresponding income tax expense;

•	the ability of the company to integrate acquired properties;

•	the outcome of legal proceedings arising in the normal course of business; and

•	the finalization of property tax rates and assessed values in certain jurisdictions.

Based upon these factors, management anticipates that fiscal year 2019 FFO will be in the range of $2.40 to $2.50 per fully diluted share and FFOM will be in the range of $2.35 to $2.45 per fully diluted share. For additional details regarding the company’s 2019 outlook, please see pages S-17 and S-18 of the Supplemental Analyst Package 4Q 2018. All guidance is based on the current expectations and judgment of the company’s management team.

A reconciliation of the range provided for projected net income to projected FFO and FFOM for the fiscal year ending December 31, 2019 is included in Table 5.
Supplemental Information and Earnings Conference Call
Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampus.com. In addition, the company will host a conference call to discuss fourth quarter and full year 2018 results and the 2019 outlook on Wednesday, February 20, 2019 at 10:00 a.m. ET (9:00 a.m. CT). The conference call may be accessed by dialing 888-317-6003 passcode 4108083, or 412-317-6061 for international participants.
To listen to the live webcast, go to www.americancampus.com at least 15 minutes prior to the call so that required audio software can be downloaded. A replay of the conference call will be available beginning one hour after the end of the call until March 6, 2019 by dialing 877-344-7529 or 412-317-0088 conference number 10127936. Additionally, the replay will be available for one year at www.americancampus.com
Non-GAAP Financial Measures
The National Association of Real Estate Investment Trusts ("NAREIT") currently defines Funds from Operations ("FFO") as net income or loss attributable to common shares computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from depreciable operating property sales, impairment charges and real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. We also believe it is meaningful to present a measure we refer to as FFO-Modified, or (“FFOM”), which reflects certain adjustments related to the economic performance of our on-campus participating properties and excludes property acquisition costs, contractual executive separation and retirement charges, and other non-cash items, as we determine in good faith. FFO and FFOM should not be considered as alternatives to net income or loss computed in accordance with GAAP as an indicator of our financial performance or to cash flow from operating activities computed in accordance with GAAP as an indicator of our liquidity, nor are these measures indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.
The company defines property net operating income (“NOI”) as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.
About American Campus Communities
American Campus Communities, Inc. is the largest owner, manager and developer of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management and operational management of student housing properties. As of December 31, 2018, American Campus Communities owned 170 student housing properties containing approximately 109,100 beds. Including its owned and third-party managed properties, ACC's total managed portfolio consisted of 204 properties with approximately 133,900 beds. Visit www.americancampus.com.

Forward-Looking Statements
In addition to historical information, this press release contains forward-looking statements under the applicable federal securities law. These statements are based on management’s current expectations and assumptions regarding markets in which American Campus Communities, Inc. (the “Company”) operates, operational strategies, anticipated events and trends, the economy, and other future conditions. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. For discussions of some risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2017 under the heading “Risk Factors” and under the heading “Business - Forward-looking Statements” and subsequent quarterly reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statements, including our expected 2019 operating results, whether as a result of new information, future events, or otherwise.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	December 31, 2018	December 31, 2017
	(unaudited)
Assets

Investments in real estate:
Owned properties, net	$6,583,397	$6,450,364
On-campus participating properties, net	77,637	81,804
Investments in real estate, net	6,661,034	6,532,168

Cash and cash equivalents	71,238	41,182
Restricted cash	35,279	23,590
Student contracts receivable, net	8,565	9,170
Other assets[1]	262,730	291,260

Total assets	$7,038,846	$6,897,370

Liabilities and equity

Liabilities:
Secured mortgage, construction and bond debt, net	$853,084	$664,020
Unsecured notes, net	1,588,446	1,585,855
Unsecured term loans, net	198,769	647,044
Unsecured revolving credit facility	387,300	127,600
Accounts payable and accrued expenses	88,767	53,741
Other liabilities[1]	191,233	187,983
Total liabilities	3,307,599	3,266,243

Redeemable noncontrolling interests	184,446	132,169

Equity:
American Campus Communities, Inc. and Subsidiaries stockholders’ equity:
Common stock	1,370	1,364
Additional paid in capital	4,458,240	4,326,910
Common stock held in rabbi trust	(3,092)	(2,944)
Accumulated earnings and dividends	(971,070)	(837,644)
Accumulated other comprehensive loss	(4,397)	(2,701)
Total American Campus Communities, Inc. and Subsidiaries stockholders’ equity	3,481,051	3,484,985
Noncontrolling interests – partially owned properties	65,750	13,973
Total equity	3,546,801	3,498,958

Total liabilities and equity	$7,038,846	$6,897,370

1.
For purposes of calculating net asset value at December 31, 2018, the company excludes other assets of approximately $4.6 million related to net deferred financing costs on its revolving credit facility and the net value of in-place leases and other liabilities of approximately $50.6 million related to deferred revenue and fee income.

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
(dollars in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Revenues
Owned properties	$228,105	$207,154	$825,959	$738,710
On-campus participating properties	10,991	10,817	34,596	33,945
Third-party development services	3,398	6,064	7,281	10,761
Third-party management services	2,503	2,639	9,814	9,832
Resident services	876	889	3,160	3,199
Total revenues	245,873	227,563	880,810	796,447

Operating expenses (income)
Owned properties[1]	91,328	82,877	373,521	332,429
On-campus participating properties	3,572	3,304	14,602	14,384
Third-party development and management services	3,886	3,436	15,459	15,225
General and administrative[2]	7,482	6,186	34,537	31,386
Depreciation and amortization	68,756	65,564	263,203	234,955
Ground/facility leases	3,329	3,062	11,855	10,213
(Gain) loss from disposition of real estate	—	—	(42,314)	632
Provision for real estate impairment[3]	—	—	—	15,317
Other operating income	—	—	(2,648)	—
Total operating expenses	178,353	164,429	668,215	654,541

Operating income	67,520	63,134	212,595	141,906

Nonoperating income (expenses)
Interest income	1,094	1,222	4,834	4,945
Interest expense	(27,021)	(23,178)	(99,228)	(71,122)
Amortization of deferred financing costs	(1,072)	(1,422)	(5,816)	(4,619)
Gain from extinguishment of debt, net	8,651	—	7,867	—
Other nonoperating income	731	—	1,301	—
Total nonoperating expenses	(17,617)	(23,378)	(91,042)	(70,796)

Income before income taxes	49,903	39,756	121,553	71,110
Income tax provision[4]	(282)	(198)	(2,429)	(989)
Net income	49,621	39,558	119,124	70,121
Net income attributable to noncontrolling interests	(2,117)	(496)	(2,029)	(1,083)
Net income attributable to ACC, Inc. and Subsidiaries common stockholders	$47,504	$39,062	$117,095	$69,038
Other comprehensive income
Change in fair value of interest rate swaps and other	(2,422)	494	(1,696)	1,366
Comprehensive income	$45,082	$39,556	$115,399	$70,404

Net income per share attributable to ACC, Inc. and Subsidiaries common shareholders

Basic and diluted	$0.34	$0.28	$0.84	$0.50

Weighted-average common shares outstanding

Basic	137,031,547	136,426,506	136,815,051	135,141,423

Diluted	137,903,783	137,238,418	137,722,049	136,002,385

1.
Owned property operating expenses for the year ended December 31, 2018 include $0.3 million of transaction costs incurred in connection with the closing of a presale transaction in August 2018 and $0.2 million of the company's proportionate share of transaction costs incurred in connection with the closing of the ACC / Allianz joint venture transaction in May 2018.

2.
The year ended December 31, 2018 includes $5.8 million of transaction costs incurred in connection with closing of the ACC / Allianz joint venture transaction. The year ended December 31, 2017 includes $4.5 million of contractual executive separation and retirement charges with regard to the retirement of the company's former Chief Financial Officer and $2.9 million in transaction costs related to the company's initial investment in the Core Spaces / DRW joint ventures.

3.
Represents an impairment charge recorded for an owned property currently in receivership that is in the process of being transferred to the lender in settlement of the property's $27.4 million mortgage loan that matured in August 2017.

4.	Income tax provision for the year ended December 31, 2018 includes $1.3 million in estimated state income tax related to a taxable gain resulting from the ACC / Allianz joint venture transaction.

Table 3
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Funds from Operations
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Net income attributable to ACC, Inc. and Subsidiaries common stockholders	$47,504	$39,062	$117,095	$69,038
Noncontrolling interests[1]	360	483	1,256	1,076
(Gain) loss from disposition of real estate	—	—	(42,314)	632
Elimination of provision for real estate impairment	—	—	—	15,317
Real estate related depreciation and amortization[2]	65,456	64,364	253,399	231,295
Funds from operations (“FFO”) attributable to common stockholders and OP unitholders	113,320	103,909	329,436	317,358
Elimination of operations of on-campus participating properties
Net income from on-campus participating properties	(3,801)	(3,760)	(5,516)	(5,133)
Amortization of investment in on-campus participating properties	(1,963)	(1,915)	(7,819)	(7,536)
	107,556	98,234	316,101	304,689
Modifications to reflect operational performance of on-campus participating properties
Our share of net cash flow[3]	696	854	2,928	2,841
Management fees	506	488	1,564	1,534
Contribution from on-campus participating properties	1,202	1,342	4,492	4,375

Transaction costs[4]	—	—	7,586	2,855
Elimination of gains from extinguishment of debt, net[5]	(8,651)	—	(7,867)	—
Elimination of gain from insurance and litigation settlements[6]	(675)	—	(3,323)	—
Elimination of FFO from property in receivership[7]	811	475	2,848	1,452
Contractual executive separation and retirement charges[8]	—	—	—	4,515
Funds from operations-modified (“FFOM”) attributable to common stockholders and OP unitholders	$100,243	$100,051	$319,837	$317,886

FFO per share – diluted	$0.82	$0.75	$2.38	$2.31

FFOM per share – diluted	$0.72	$0.72	$2.31	$2.32

Weighted-average common shares outstanding - diluted	138,576,084	138,323,062	138,571,270	137,099,084

1.	The difference from the amount presented in the company’s consolidated statements of comprehensive income represents the joint venture partners’ share of net income.

2.
The difference from the amount presented in the company’s consolidated statements of comprehensive income represents the joint venture partners’ share of depreciation and corporate depreciation. The joint venture partners' share of depreciation for the three months and year ended December 31, 2018 was $2.1 million and $5.1 million, respectively. Corporate depreciation for the three months and year ended December 31, 2018 was $1.2 million and $4.7 million, respectively.

3.
50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures which is included in ground/facility leases expense in the consolidated statements of comprehensive income (refer to table 2).

4.
The year ended December 31, 2018 includes transaction costs incurred in connection with the closing of a presale transaction in August 2018, and transaction costs and an income tax provision incurred in connection with the closing of the ACC / Allianz joint venture transaction in May 2018. The year ended December 31, 2017 amount represents transaction costs incurred in connection with the closing of the Core Spaces / DRW joint ventures in August 2017.

5.
The three months ended December 31, 2018 amount represents a gain related to the planned extinguishment of debt resulting from the unwinding of a New Market Tax Credit ("NMTC") structure at one of the company's owned properties. The year ended December 31, 2018 amount represents the gain discussed previously, which was offset by losses associated with the early extinguishment of mortgage loans due to real estate disposition transactions, including the sale of partial ownership interests in properties.

6.	Represents a gain related to cash proceeds received from a litigation settlement in the second quarter 2018, and an insurance gain in the fourth quarter 2018.

7.
Represents FFO for an owned property that has been in receivership since May 2017 that is in the process of being transferred to the lender in settlement of the property's $27.4 million mortgage loan that matured in August 2017. FFOM for the prior year comparable periods has been adjusted to reflect this elimination.

8.	Represents contractual executive separation and retirement charges incurred with regard to the retirement of the company's former Chief Financial Officer.

Table 4
American Campus Communities, Inc. and Subsidiaries
Owned Properties Results of Operations
(unaudited, dollars in thousands)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Owned properties revenues
Same store properties[1]	$181,435	$177,507	$3,928	2.2%	$692,206	$679,281	$12,925	1.9%
New properties	46,696	24,729	21,967		126,176	38,672	87,504
Sold and held for sale properties[2]	850	5,807	(4,957)		10,737	23,956	(13,219)
Total revenues[3]	$228,981	$208,043	$20,938	10.1%	$829,119	$741,909	$87,210	11.8%
Owned properties operating expenses
Same store properties[1]	$74,848	$71,059	$3,789	5.3%	$313,313	$304,238	$9,075	3.0%
New properties	15,759	9,685	6,074		54,268	18,314	35,954
Other[4]	158	—	158		719	—	719
Sold and held for sale properties2 5	563	2,133	(1,570)		5,221	9,877	(4,656)
Total operating expenses	$91,328	$82,877	$8,451	10.2%	$373,521	$332,429	$41,092	12.4%
Owned properties net operating income
Same store properties[1]	$106,587	$106,448	$139	0.1%	$378,893	$375,043	$3,850	1.0%
New properties	30,937	15,044	15,893		71,908	20,358	51,550
Other[4]	(158)	—	(158)		(719)	—	(719)
Sold and held for sale properties2 5	287	3,674	(3,387)		5,516	14,079	(8,563)
Total net operating income	$137,653	$125,166	$12,487	10.0%	$455,598	$409,480	$46,118	11.3%

Note: The same store grouping above represents properties owned and operating for both of the entire years ended December 31, 2018 and 2017, which are not conducting or planning to conduct substantial development, redevelopment, or repositioning activities, and are not classified as held for sale as of December 31, 2018.

1.
Does not include one property at Prairie View A&M University that converted to the on-campus participating ("OCPP") structure in January 2019. Had this property not been converted to an OCPP, same store revenues, operating expenses and net operating income for the year ended December 31, 2018 would have been $693.2 million, $313.7 million and $379.5 million, respectively, which is how the company reflected same store net operating income in the Q3 2018 guidance update included in the Quarterly Earnings Analyst Package.

2.
Includes properties sold in 2017 and 2018, one property currently in receivership that is in the process of being transferred to the lender in settlement of the property's $27.4 million mortgage loan that matured in August 2017, and one property that converted to the OCPP structure as described above.

3.	Includes revenues that are reflected as Resident Services Revenue on the accompanying consolidated statements of comprehensive income.

4.
Includes transaction costs and recurring professional fees related to the formation and operation of the ACC / Allianz joint venture that are included in owned properties operating expenses in the consolidated statements of comprehensive income (refer to table 2).

5.	Does not include the allocation of payroll and other administrative costs related to corporate management and oversight.

Table 5
American Campus Communities, Inc. and Subsidiaries
2019 Outlook1
(dollars in thousands, except share and per share data)

	Low	High

Net income[2]	$74,600	$86,700
Noncontrolling interests	900	1,000
Depreciation and amortization	258,200	259,100
Funds from operations (“FFO”)	$333,700	$346,800

Elimination of operations from on-campus participating properties	(14,100)	(13,700)
Contribution from on-campus participating properties	5,500	6,100
Transaction costs[3]	800	800
Funds from operations - modified (“FFOM”)	$325,900	$340,000

Net income per share - diluted	$0.54	$0.62

FFO per share - diluted	$2.40	$2.50

FFOM per share - diluted	$2.35	$2.45

Weighted-average common shares outstanding - diluted	138,866,100	138,866,100

1. The company believes that the financial results for the fiscal year ending December 31, 2019 may be affected by, among other factors:

•	national and regional economic trends and events;

•	the success of leasing the company's owned properties for the 2019-2020 academic year;

•	the timing of acquisitions, dispositions or joint venture activity;

•	interest rate risk;

•	the timing of commencement and completion of construction on owned development projects;

•	the ability of the company to be awarded and the timing of the commencement of construction on third-party development projects;

•	university enrollment, funding and policy trends;

•	the ability of the company to earn third-party management revenues;

•	the amount of income recognized by the taxable REIT subsidiaries and any corresponding income tax expense;

•	the ability of the company to integrate acquired properties;

•	the outcome of legal proceedings arising in the normal course of business; and

•	the finalization of property tax rates and assessed values in certain jurisdictions.
2. Does not include any potential gain or loss on sale from anticipated dispositions or the effect of transferring Blanton Common to the lender, as such will be eliminated for the purposes of calculating FFOM.
3. Represents transaction costs related to the closing of two presale development properties.

CONTACT: American Campus Communities, Inc., Austin
Ryan Dennison, 512-732-1000